Exhibit 10.1
AGREEMENT FOR PURCHASE AND SALE OF ASSETS
THIS AGREEMENT (this “Agreement”), dated as of the 31st day of January, 2008, is made by and between STAR RELOCATION NETWORK ALLIANCE, INC., a Rhode Island corporation (“Seller” or “Star Alliance”); and SMART MOVE, INC., a Delaware corporation (“Purchaser” or “Smart Move”).
RECITALS
A.
This Agreement contemplates a transaction in which Purchaser will purchase from the Seller certain assets used by the Seller in performing household goods transportation brokerage services and related services, excluding Seller’s freight transportation and brokerage services and related services, and, contemporaneously, accept responsibility for certain liabilities of the Seller associated with the purchased assets in return for a purchase price payable in Stock (as herein defined) of Purchaser. Shareholders are the holders of all of the outstanding shares of capital stock of the Company.

B.
The assets are being sold and purchased for purposes of enabling Smart Move to utilize the acquired assets to conduct a going concern business activity immediately following the acquisition on a basis substantially similar to the household goods transportation brokerage services and related services currently being performed by Star Alliance. Notwithstanding the foregoing or any other provision to the contrary herein, Smart Move agrees that Seller shall not be responsible or liable for, and that this Agreement and the transactions contemplated herein shall not be contingent upon, Smart Move’s ability to so utilize the acquired assets.

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties agree as follows:
ARTICLE I
PURCHASED ASSETS
1.1 At the Closing (defined herein) and in the manner herein provided, Seller shall sell and deliver the following assets used in Seller’s household goods transportation brokerage services activities (all of the assets agreed to be sold, assigned, transferred and delivered to Purchaser hereunder are referred to collectively herein as the “Assets”) free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever except as expressly set forth herein.
i.
All right, title, and interest in and to the trade names and trademarks used by Seller in connection with this household goods transportation brokerage activities and related services, including “Star Relocation Network Alliance” and “Star Move Alliance”; any names retained by Seller for use in connection with its freight property logistics, freight transportation brokerage and related services, activities and other purposes will be used and maintained so as not to create confusion with household goods uses conducted by Smart Move, and concurrently with the Closing, Seller will change its corporate name so as to exclude “Star Relocation Network Alliance” from the corporate name and will adopt a new name that does not include any trade name acquired by Purchaser hereunder;

ii.
To the extent assignable and transferable, all right, title and interest of Seller in and to any household goods transportation brokerage or service contracts with clients relating to the engagement of Seller to provide transportation brokerage services for interstate shipments, intrastate and/or international shipments of household goods; booking agency agreements; any co-brokerage agreements; all supplier contracts between Seller and providers of household goods transportation services procured by Seller on behalf of its clients (including both individual, business and relocation program-related shippers); including, but not limited to:

a.	any agreements or arrangements with household goods freight forwarders, import-export brokers, transportation industry or shippers associations;
b.	any other contracts with individuals or entities associated with the transportation brokerage or other intermediary services of Seller, pertaining to the movement of household goods.
If the assignment of any such contracts between Seller and its clients or industry partners, vendors, suppliers of transportation services, freight forwarders, import-export brokers or other third-parties requires the consent of any third-party, the Purchase Agreement will not be deemed to require any assignment if an attempted assignment would constitute a breach thereof, but the Parties will use all reasonable efforts to diligently obtain the written consent of the other parties to such assignment to Smart Move. Failure to obtain any such consent shall not invalidate or constitute a breach or default by Seller of this Agreement or any part thereof. Until any such consent that may be required is obtained or it is determined that such consent will not be granted, Seller will remain a party to the relevant contract but will act on behalf of Smart Move as far as legally and contractually feasible, until such contract expires or is terminated pursuant to its original terms; provided however, that Smart Move will compensate Seller pursuant to terms negotiated in good faith on a case-by-case basis including, but not limited to, reimbursement for any out-of-pocket expenses in connection therewith.
iii.
All Department of Transportation licenses issued to and held by Seller for the conduct of household goods transportation brokerage services; any other licenses pertaining to household goods transportation or brokerage services issued to Seller by the Federal Motor Carrier Safety Administration, US Department of Transportation (“FMCSA”); any surety bonds relating to any such federal, state or local licenses that may be effectively assigned to Smart Move, together with:

a.
any household goods freight forwarding permits or licenses, carrier certificates or other licenses held by Star Alliance to conduct any activities as a licensed motor carrier of transportation, operating in interstate and foreign commerce pursuant to any authority issued by the US Department of Transportation;

b.
all data bases, if any, and information in Seller’s possession at time of Closing necessary to complete any new applications required to be submitted by Smart Move for authority to conduct such services.

iv.
It is the intent of the Parties that, to the extent transferable, all such licenses, permits and certificates of authority that are used in connection with the household goods transportation brokerage business activities and related services of Seller, as herein provided, will be acquired by and transferred to Smart Move in a manner which complies with the regulations of all federal, state and local government agencies having jurisdiction. In the event and to the extent any such licenses or permits may not be transferable, Seller agrees to cooperate, at no cost to Seller, with Smart Move in any reasonable efforts to expedite the procurement of new licenses, including assistance in preparing any online-electronic submissions which may be permitted for such purposes.

v.
Seller’s client and customer lists in connection with Seller’s household goods transportation brokerage and related services including relevant documentation of charges, fees and terms of trading with clients and customers; the software used by Seller in connection with its household goods transportation brokerage and related services (or valid licenses to use third party software programs where and to the extent applicable and assignable), website, logos and client link rights and rights under agreements or licenses pertaining thereto, and sales reports (e.g., reports and updates concerning “RELO” development activities.

vi.
All equipment, hardware and other materials and inventories required to utilize any such programs, intellectual property, processes and procedures applicable to the household goods brokerage going concern business conducted by Seller, which Purchaser agrees shall be limited to the notebook computer and facsimile/printer used by and in the possession of Joyce Lang.

vii.	All publicity and marketing materials and supplies pertaining thereto, together with any inventories of supplies, packaging materials and other such items.
viii.	All commitments and orders for the purchase of services or goods relating to said business activities conducted utilizing the Assets to be sold hereunder;
ix.	All product data sheets or documentation and safety data sheets relating to said continuing business activities.
1.2 Buyer does not assume any liabilities, including trade debt of Seller with regard to the Assets, except any liabilities of Seller as described in ARTICLE III as “Assumed Liabilities” which include obligations arising after the Closing under “Assumed Contracts” as therein described. Seller will indemnify, and hold harmless Buyer from and against any other liabilities attaching to the Assets (other than the Assumed Liabilities) arising prior to the date of the Closing.
ARTICLE II
EXCLUDED ASSETS
2.1 The following assets will be excluded from the purchase:
i.
Any accounts receivable, cash and cash equivalents or operating results associated with the continuing business of household goods transportation brokerage and related services that pertain to operations conducted prior to the Closing of the acquisition;

ii.
any financial and intercompany borrowings not associated with the continuation of the household goods transportation brokerage and related services going concern business and/or not assumed by Smart Move;

iii.	assets associated with the continuation of the household goods transportation brokerage and related services that cannot be transferred under applicable law;

iv.	any facilities, real estate leases, subleases or similar rights;
v.	any accounts receivable at the date of Closing that are not related to the continuing household goods transportation brokerage and related services business activities;
vi.
any and all assets including, without limitation, contracts or agreements of every kind and nature, local, state or federal (including, without limitation USDOT and FMCSA) permits, licenses, authorities, and surety bonds, data bases, client and customer lists, accounts, accounts receivable, cash, cash equivalents, and operating results, orders and commitments for the purchase of services, and any other assets to the extent used in, relating or pertaining to, Seller’s logistics-property freight transportation, freight transportation brokerage and related services, business and operations.

ARTICLE III:
ASSUMED OBLIGATIONS; ASSIGNED CONTRACTS: EXCLUDED LIABILITIES
3.1 Purchaser shall assume, and agree to pay, perform, fulfill and discharge, all obligations of Seller included among the obligations associated with the Assets required to be performed after the Closing which obligations are identified in Exhibit “A” attached hereto and made a part hereof, excluding payment obligations for goods or services to the extent the use, performance or delivery of which was completed prior to the Closing Date (“Assumed Obligations”). For the avoidance of doubt, the “Assumed Obligations” include any continuing requirements under any of the contracts and agreements listed in Exhibit “A” hereto (the “Assigned Contracts”), except where (i) such obligations have arisen in contravention of this Agreement or (ii) such obligations arise or have arisen out of any claim, lawsuit, investigation, proceeding, arbitration or other dispute relating to an act or omission taken or occurring prior to Closing. To the best of Seller’s knowledge, the Seller is not in default or alleged to be in default under any Contract nor is Seller aware of any default by any other party to any Assigned Contract, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute a default under any Assigned Contract. All of the Assigned Contracts are in full force and effect and constitute legal, valid and binding obligations of the parties thereto in accordance with their terms.
3.2 Except as otherwise provided herein, Purchaser shall not and does not hereby assume any liability or obligation of Seller, known or unknown, contingent or otherwise, asserted or unasserted, other than as specifically set forth herein and nothing contained herein shall cause the Purchaser to assume:
i.	any liabilities or obligations arising out of the conduct of the Business prior to the Closing, whether known or unknown on the Closing Date;
ii.
any liabilities or obligations arising out of any provision of any agreement, contract, commitment or lease of the Seller, other than any liability or obligation under the Assigned Contracts arising and to be performed after the Closing;

iii.
any federal, state or local income or other tax: (i) payable with respect to the business, assets, properties or operations of the Seller, or (ii) incident to or arising as a consequence of the negotiation or consummation by the Seller of the transactions contemplated hereby; (d) any liability or obligation under or in connection with any assets not included in the Assets; (e) any employment-related liability or obligation arising prior to or as a result of the Closing to any employees, agents or independent contractors of the Seller, whether or not employed by the Purchaser after the Closing, or under any benefit arrangement with respect thereto; or (f) any liability or obligation of the Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and fees and expenses of counsel, accountants and other experts.

ARTICLE IV
CONSIDERATION FOR PURCHASE OF ASSETS.
4.1 Subject to the terms and conditions of this Agreement and in reliance on the representations and warranties of Seller herein contained, and in consideration of the sale, conveyance, transfer and delivery of the Assets provided for in this Agreement, Purchaser agrees to issue to Seller or its nominee, as Seller and its nominee, if any, jointly may direct, the number of shares of Smart Move common stock (“Closing Share Issuance”) specified below on the date of the Closing and certain additional shares of Smart Move common stock within ninety (90) days following the close of fiscal 2008 based upon the attainment of certain revenue targets as stated below (“Earnable Shares”):
i.
The Closing Share Issuance shall consist of 80,000 fully paid and non-assessable shares of Smart Move common stock to be issued effective for all purposes at Closing, with certificates therefore to be issued at Closing or as soon thereafter as is reasonably practicable given the administrative requirements of Purchaser’s transfer agent and notification to and approval of the American Stock Exchange for the additional listing of the restricted common stock, but in no event more than thirty (30) days after the Closing, together with warrants to purchase an additional 100,000 fully paid and non-assessable shares of Smart Move common stock at an exercise price of $1.20, having a term of exercise of thirty six (36) months from the date of Closing.

ii.	Earnable Shares will be issued on the following basis:
a.
an additional 20,000 shares of fully paid and non-assessable shares of Smart Move common stock will be issued to Seller or its nominee for the assets to be acquired in the event that the top line revenues for the twelve-month period immediately following the Closing Date (the “Earnout Period”) attained by Smart Move in connection with the conduct of the going concern business exceed $400,000 per annum but are less than or equal to $500,000 ;

b.
in the event that the top line revenues attained by Smart Move in connection with the conduct of the going concern business exceed $500,000 for the Earnout Period, the number of shares to be issued as Earnable Shares will be 45,000 fully paid and non-assessable shares of Smart Move common stock.

c.
Seller understands and agrees that Purchaser is under no obligation to endeavor to increase top line revenues for the purpose of increasing the amount of Earnable Shares except in the ordinary course of Purchaser’s future business utilizing the Assets as Purchaser may conduct the same from time to time in Purchaser’s commercially reasonable discretion.

ARTICLE V
EMPLOYEE MATTERS
5.1 Smart Move and Seller acknowledge that Smart Move has offered employment to two key former employees, namely Tom Magee, whose role in connection with sales of services to third party relocation markets will be important to the continuity of the business, and Joyce Lang, whose booking agency activities relate to the Chicago-based, RELO Direct; and that Seller shall have no further employer-employee, or other relationship, duties, obligations, or responsibilities with respect to said individuals employment by Purchaser on or after the Closing.

5.2 Based upon the structure of the acquisition as a sale of assets, Smart Move will not assume any obligations relating to any employee benefit plans, option plans or other arrangements currently in effect for Seller. Any obligations to pay or perform any matter associated with any employee arrangements or benefit plans will remain the obligation of the Seller. Seller will indemnify Smart Move for any claims or liabilities arising under previously effective plans. Purchaser will indemnify, defend and hold harmless Seller for any employment claims or liabilities arising under or relating to Purchaser’s employment arrangements, plans and dealings with employees in connection with Purchaser’s use of the Assets in a continuing going concern or otherwise after the Closing.
ARTICLE VI
TAX AND ACCOUNTING CONSEQUENCES.
6.1 The Purchase Price has been allocated and apportioned among the assets in the manner set forth on Exhibit “B” attached hereto and made a part hereof and properly reflects the nature of the Assets, the structure of this transaction as an asset sale and the requirements and elections applicable under federal, state and/or local tax laws relating to the transactions. Seller warrants that any and all net asset values, adjusted asset values, sales, books of account relating to any transactions conducted utilizing the Assets have been maintained in accordance with “GAAP” which shall mean the Generally Accepted Accounting Principles as understood on the relevant date in question, as applied on a consistent basis from time to time.
6.2 Seller shall pay any transaction privilege tax, use tax, excise tax or other transfer fee or tax which may be imposed by any governmental agency with respect to the sale, transfer, conveyance and assignment of the Assets pursuant to this Agreement.
ARTICLE VII
COOPERATION AFTER CLOSING
7.1 Each party hereto agrees for purposes of and in accordance with the terms and conditions of this Agreement, to cooperate with the other and provide reasonable access to the other party’s books, records, websites and technology as reasonably required to effect an orderly transition of the Assets and activities conducted using the Assets.
ARTICLE VIII
RESTRICTED SHARES; PIGGYBACK REGISTRATION RIGHTS
8.1 The shares issued as the Closing Share Issuance and/or the Earnable Shares will be restricted securities on the date of issuance and will not be eligible for sale until the shares acquired in connection with the Closing Share Issuance or Earnable Shares, as applicable, have been held for at least six (6) months and are eligible to be sold under Rule 144 of the SEC’s rules and regulations. Seller shall be entitled to “piggy-back” registration rights with respect to the Earnable Shares and the Closing Share Issuance Shares on all registrations of Smart Move and on any demand registrations of any other shareholder of Smart Move that acquires registration rights subsequent to the date hereof. No shareholder of Smart Move shall be granted piggy-back registration rights in the future which would reduce the number of shares includable by Seller and/or its nominee in such registration, without the prior written consent of Seller and/or its nominee. Smart Move shall use commercially reasonable efforts to negotiate arrangements with existing and future holders of any demand registration rights or contractually required registrations to procure piggy-back registration rights on behalf of Seller and its nominee in connection therewith.

All of the piggy-back registration rights of Seller and it nominee shall run with the stock acquired under the definitive agreement and shall be freely transferable with the shares to the extent transfers of shares themselves are permitted by applicable law to be transferred and subject to all requirements of applicable law. Smart Move shall bear the registration expenses of all such piggy-back registrations including, without limitation, attorneys’ fees in connection therewith and costs of securing any required opinion of counsel in order for Seller and/or its nominee to complete a qualifying sale and the related transfer of any Smart Move stock acquired in connection herewith or to secure the removal of any Rule 144 legends from certificates no longer required to bear such legends.
ARTICLE IX
REPRESENTATIONS AND WARRANTIES;
9.1 Representations and Warranties of the Seller. Seller represents and warrants to and agrees with the Purchaser as follows:
i.
Organization, Good Standing and Share Ownership. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as now being conducted. Seller has delivered to Purchaser true and complete copies of the Certificate or Articles of Incorporation and Bylaws of Seller.

ii.
Authority and Compliance. The Seller has full power and lawful authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, except as enforceability may be limited by laws of general application relating to bankruptcy, reorganization, moratorium, insolvency and debtors’ relief and similar laws affecting the enforcement of creditors’ rights, and by general principles of equity. Neither the execution and delivery of this Agreement by the Seller nor the consummation and performance of the transactions contemplated hereby (a) will conflict with or violate any agreement to which the Seller is a party or by which it is bound or any federal, state, local or other governmental law or ordinance or (b) will require the authorization, approval or consent by, or any notice to or filing with, any third party, except for such authorizations, approvals and consents which, if not granted or obtained, would not in the aggregate have a material adverse effect on the condition of the Assets , except the consent of any third parties under any of the agreements constituting Assigned Contracts as herein provided.

iii.	Financial Statements. The Seller has delivered to Purchaser its Profit and Loss Statements for the year ended December 31, 2007.
iv.
No Material Changes. Since December 31, 2007 there has not been any material adverse change in the Assets or the operations or condition (financial or otherwise) of the business or portion thereof of the Seller conducted utilizing the Assets; or (b) any actual or threatened trouble or disruption of the Seller’s business use of the Assets or relations with the agents, customers or suppliers of Seller involved in business conducted using the Assets.

v.	Since September 30, 2007, the Seller has conducted all business involving the assets only in the ordinary course consistent with past practice.
vi.
Legal Proceedings; Compliance with Law and Organizational Documents. To the best of Seller’s knowledge, there are no disputes, claims, actions, suits or proceedings, arbitrations or investigations pending or, to the Seller’s knowledge, threatened against or affecting the Assets or the business conducted by Seller using the Assets . The Seller does not have any knowledge of any state of facts that might reasonably form the basis of any claim, liability or litigation against the Seller affecting the Assets. The conduct of the business by the Seller using the Assets, is in material compliance with all applicable federal, state, local or other governmental laws, licenses, operating authority, ordinances, codes, rules and regulations. The Seller owns or possesses in the operation of the business conducted with the Assets all franchises, licenses, permits, consents, approvals, rights, waivers and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted; the Seller is not in default, nor has it received any notice of any claim or default, thereunder or any notice of any other claim or proceeding or threatened proceeding relating thereto; and neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent thereunder or have any material adverse effect thereon. To the extent any license, operating authority or similar right is not transferable, Seller knows of no circumstance or condition which would preclude Purchaser’s obtaining a substantially similar license or authority to continue the business without material disruption.

vii.	Intellectual Property. Except as set forth on Schedule 9.1, vii, attached hereto and made a part hereof,
a.
the Seller owns (or has adequate rights to use pursuant to license, sublicense, agreement or permission) all trademarks, trade names, service marks, copyrights, software, trade secrets or know-how (collectively, “Intellectual Property”) used by the Seller in relation to the assets and being transferred to Purchaser hereunder free and clear of any lien, mortgage, security interest, pledge, restriction, defect of title or other claim, charge or encumbrance; (ii) in connection with the operation or use of the Assets, the Seller does not infringe upon or unlawfully or wrongfully use any material Intellectual Property owned or claimed by any other person or entity;

b.	the Seller has the lawful right to sell, license or assign rights of use being transferred hereunder as to all Intellectual Property currently used in connection with the Assets
viii.
Operational Elements. Except as set forth on Schedule 9.1, viii attached hereto and made a part hereof, the Assets include any and all rights for software programs, modules, routines, data, text or graphic files, source or object codes and other components which are required to be used in connection with the Assets or the business conducted using the Assets and is transferring all written or electronic documentation which is in the possession of Seller.

ix.
Consents and Approvals of Governmental Authorities. Except as otherwise provided herein, no consent, approval or authorization of, or declaration, filing or registration with, any court or other governmental or regulatory authority, agency, commission, or other entity, domestic or foreign is required to be made or obtained by the Seller in connection with the execution, delivery and performance of this Agreement by the Seller or the consummation of the sale of the Assets to the Purchaser.

x.
Undisclosed Liabilities. None of the Assets are subject to any liability, indebtedness, obligation or claim of any type, whether accrued, absolute, contingent, matured or unmatured, except those Liabilities arising in the ordinary course of business consistent with past practice under any Assigned Contract specifically disclosed in Schedule 9.1, x to this Agreement.

xi.
Tax Returns. All material federal, state, local, foreign or other governmental income, profit and franchise, gross receipts, sales, use, intangibles, inventory, capital stock, ad valorem, transfer, employment, payroll, withholding, occupation, property, license, stamp and excise taxes, custom duties or other taxes, fees, assessments or charges whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto due with respect to the Seller which could result in any lien or encumbrance on the Assets, have been fully paid by the Seller.

xii.
Customers. To the best of the Seller’s knowledge Seller currently maintains good working relationships with all of the customers, alliance partners and suppliers for business activities relating to use of the Assets. To the best of the Seller’s knowledge no current customer or supplier has given the Seller notice terminating, canceling or threatening to terminate or cancel any Assigned Contract or relationship with the Seller which relates to the continuing use of the Assets.

xiii.
Transactions with Affiliates. All disclosed transactions between the Seller, or an affiliate thereof have been on substantially the same terms and conditions as similar transactions between non- affiliated parties and are properly recorded on the books and records of the Seller.

xiv.
Disclosure. No representation or warranty hereunder or information contained in any Schedule or any certificate, statement or other document delivered by the Seller in connection herewith contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading. There is no fact known to the Seller which might materially and adversely affect the Assets which has not been disclosed to the Purchaser in this Agreement or a certificate, statement or other document delivered by the Seller.

9.2 Representations and Warranties of the Purchaser. The Purchaser represents and warrants to and agrees with the Seller as follows:
i.
Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Purchaser has full corporate power and authority to conduct its business as now conducted and to own and operate the assets and properties now owned and operated by it. Purchaser has delivered or made available to Seller true and complete copies of the Certificate or Articles of Incorporation and Bylaws of Purchaser.

ii.
Authority and Compliance. The Purchaser has full power and lawful authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by the Purchaser nor the consummation and performance of the transactions contemplated hereby (a) will conflict with or violate the Articles of Incorporation or Bylaws of the Purchaser or any agreement to which the Purchaser is a party or by which it is bound or any federal, state, local or other governmental law or ordinance or (b) will require the authorization, approval or consent by, or any notice to or filing with, any third party.

ARTICLE X
PREFERRED VENDOR STATUS.
10.1 Seller and all other Arpin Group affiliates, now existing or hereafter arising, are hereby granted (a) the ongoing and assured status of “preferred vendor” in connection with any services required by the going concern business to be conducted by Smart Move utilizing the acquired Assets within any geographical area which Seller or other said Arpin Group affiliates perform services; and, in the event said “preferred vendor” status is not reasonably available, at a minimum (b) the ongoing and assured right to bid or propose to provide any services required by the going concern business to be conducted by Smart Move utilizing the acquired Assets within any geographical area which Seller or other said Arpin Group affiliates perform services.
ARTICLE XI
INDEMNIFICATION
11.1 Indemnification by the Seller. The Seller shall reimburse and indemnify and hold the Purchaser and each of its directors, officers, shareholders, employees, representatives and agents (collectively, the “Purchaser Parties”) harmless against and in respect of any and all damage, loss, liability, deficiency, settlement payments, costs, levies, expenses or obligations, whether or not the result of a third party claim (collectively, “Damages”), in connection, resulting from or relating to:
i.
any and all liabilities or obligations of any nature whatsoever of or relating to claims for federal, state, local, foreign or other taxes assessed against Purchaser, Seller’s business or the Assets, which arise out of or are related to Seller’s operation or conduct of the business prior to the Closing, and not specifically assumed by Purchaser hereunder.

ii.
any and all liabilities or obligations of any nature whatsoever of or relating to the Seller, or relating to or arising out of the Assets (prior to the Closing Date), the Seller’s operations or the actions of the Seller’s officers, employees, representatives or agents, except for those liabilities and obligations arising under the Assumed Obligations following the Closing;

iii.	any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of the Seller under this Agreement;
iv.
the parties’ failure to comply with any bulk sales law or similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement or any action brought or levy made as a result thereof;

v.
any and all actions, suits, claims, allegations, proceedings, investigations, audits, demands, assessments, fines, judgments, settlements, levies, costs and other expenses (including without limitation reasonable audit and legal fees) incident to any of the foregoing; and

vi.
any claim that any content provided by Seller for use on any of the Purchaser’s websites constitutes a defamation or invasion of the right of privacy or publicity, or infringement of the copyright, trademark or other intellectual property right, of any third party.

11.2 Indemnification by the Purchaser. The Purchaser shall reimburse and indemnify and hold the Seller and each of its directors, officers, shareholders, employees, representatives and agents (collectively, the “Seller Parties”) harmless against and in respect of any Damages in connection, resulting from or relating to:
i.	any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of the Purchaser under this Agreement; and
ii.
any and all actions, suits, claims, allegations, proceedings, investigations, audits, demands, assessments, fines, judgments, settlements, levies, costs and other expenses (including without limitation reasonable audit and legal fees) incident to the foregoing; and.

iii.
any and all liabilities or obligations of any nature whatsoever of or relating to the Purchaser’s conduct of its business relating to or arising out of the Assets (on or after the Closing Date), the Purchaser’s operations or the actions of the Purchaser’s officers, employees, representatives or agents, except for those liabilities and obligations arising under the Excluded Liabilities following the Closing.

11.3 Procedure for Indemnification. If any claim is made against a party (an “indemnified party”) that, if sustained, would give rise to a liability of another party (the “indemnifying party”) under this Agreement, the indemnified party shall promptly cause notice of the claim to be delivered to the indemnifying party along with all of the facts, information or materials relating to such claim of which the indemnified party is aware and shall afford the indemnifying party and its counsel, at the indemnifying party’s sole expense, the opportunity to defend or settle the claim.
i.
The indemnifying party shall have 15 business days after delivery thereof to elect, in writing to the indemnified party, to defend or settle the claim, exercising reasonable business judgment, at its own expense. Until written notice electing to defend or settle any claim that, if sustained, would give rise to a liability under this Agreement, the indemnified party may take, at the expense of the indemnifying party, any action it reasonably believes necessary to preserve its rights with respect to such claim, after promptly notifying the indemnifying party of its intention to take such action and the indemnifying party does not elect to take such other action.

ii.
If the indemnifying party shall so elect to defend or settle the claim, the indemnifying party may not settle such claim without the prior written consent of the indemnified party; provided that, if the indemnified party does not consent to such a settlement, the indemnifying party’s liability to indemnify the indemnified party for such claim shall be limited to the expenses and costs reasonably necessary to preserve its rights to such claim (other than any costs of counsel retained by the indemnified party solely to monitor the indemnifying party’s obligations hereunder) that the indemnified party has incurred up to the time of the proposed settlement plus the amount of the proposed settlement. The indemnified party agrees to use commercially reasonable efforts to cooperate with the indemnifying party in defending any claim, at the indemnifying party’s expense.

iii.
If the indemnifying party shall fail to so elect to defend or settle such claim (exercising reasonable business judgment) at its own expense, within 30 days of delivery of notice of the claim, or otherwise so fail to defend or settle the claim, the indemnified party shall have the right, but not the obligation, to undertake the defense of and to settle (exercising reasonable business judgment) the claim on behalf, for the account and at the risk, of the so failing party. The indemnified party shall use commercially reasonable efforts to settle any such claim at commercially reasonable amounts determined in good faith by the indemnifying party.

iv.
In the event the indemnified party should have a claim against the indemnifying party that does not involve a claim or demand by a third party, the indemnified party shall promptly cause notice of such claim to be delivered to the indemnifying party. The indemnifying party shall have 15 business days after delivery thereof to elect, in writing to the indemnified party, to defend or settle the claim, exercising reasonable business judgment, at its own expense. If the indemnifying party does not notify the indemnified party within 20 days after the indemnified party’s notice that it disputes such claim, the amount of such claim shall be conclusively deemed as a liability of the indemnifying party. If the indemnifying party disputes such claim, the indemnifying party and the indemnified party shall attempt in good faith for a period of 30 days to settle any such dispute.

11.4 Survival. All of the representations, warranties, covenants and obligations of Seller contained in this Agreement or in any instrument or document delivered pursuant to this Agreement shall be deemed given as of the Closing and not continuing representations, but limited as aforesaid as of the Closing Date, they shall survive the execution of this Agreement and the Closing, notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto. All representations and warranties contained in this Agreement, and the obligations of Seller and Purchaser to indemnify each other for breaches thereof as set forth in this Section 11, shall survive and continue for, and all indemnification claims with respect thereto shall be made within, 18 months following the Closing Date, except for (i) the indemnification obligations related to Sections 11.1.i., 11.1.ii., 11.1.iv., 11.1.v., 11.1.vi., 11.2.i, ii and iii which shall survive until expiration of the applicable statute of limitations, and (ii) the representations, warranties and related indemnification obligations for which notice of an indemnification claim shall have been received as of the end of the applicable period referred to in this Section, which shall survive with respect to such indemnification claim until the final disposition thereof.
ARTICLE XII
MISCELLANEOUS
12.1 Broker’s Fees. Each of the parties hereto (a) represents and warrants that it has not taken and will not take any action that would cause the other party hereto to have any obligation or liability to any person for a finder’s or broker’s fee except as may be agreed to in writing and (b) agrees to indemnify the other party hereto for breach of the foregoing representation and warranty.
12.2 Expenses. Each party hereto shall pay its own expenses, including without limitation the reasonable fees and expenses of its counsel, incurred in connection with this Agreement and the transactions contemplated hereby.

12.3 Contents of Agreement; Amendment; Parties in Interest; Assignment; Etc. This Agreement, which includes all schedules and exhibits hereto, sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties, including, without limitation, that certain Letter of Intent bearing a December 28, 2007 date entered into by Seller and Purchaser which is hereby rendered null and void ab initio. This Agreement may be amended, modified or supplemented only by written instrument duly executed by each of the parties hereto. All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. Either party may upon prior written notice to the other assign its rights and benefits hereunder, including without limitation the benefit of any representation, warranty or covenant, to any wholly-owned affiliated entity, but no party hereto shall assign this Agreement or any right, benefit or obligation hereunder to any other party. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party, and only in such event shall any waiver of any such term or provision be effective hereunder.
12.4 Notices. All notices which are required or permitted hereunder shall be sufficient and shall be then deemed given if and when given in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, by facsimile (with confirmation received) or by nationally recognized courier service (or to such other addressee or address as shall be set forth in a notice given in the same manner) as follows:

If to the Purchaser:	Smart Move, Inc.
5990 Greenwood Plaza Blvd., Suite 390
Greenwood Village, CO 80111

with a required copy to:	Messner & Reeves, LLC
Attn: Randal M. Kirk
1430 Wynkoop, Suite 400
Denver, CO 80202
Facsimile: 303-623-0552

If to the Seller:	Arpin Transportation Brokerage Services , Inc.
2 Energy Way
West Warwick, RI 02893
Attention: Peter Arpin, Executive Vice President

with a required copy to:	Marco P. Uriati, Esquire
General Counsel & Senior Vice President
Arpin Group, Inc.
99 James P. Murphy Highway
West Warwick, RI 02893
12.5 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to its provisions concerning conflict of laws.
12.6 Public Announcements. Neither party shall make any public statements, including without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other party, except as may be required by law.

12.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
12.8 Further Assurances. Each party hereto agrees to execute any and all documents, and to perform such other acts, to the extent permitted by law, that may be reasonably necessary or expedient to further the purposes of this Agreement or to further assure the benefits intended to be conferred hereby.
12.9 Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof. The term “Agreement” shall include all such exhibits, schedules, certificates, and writings.
12.10 Rights of Third Parties. Except as otherwise provided herein, Nothing in this Agreement shall be construed as giving any person, firm, corporation, or other entity, other than the parties who are signatory hereto and their respective successors and permitted assigns, any right, remedy, or claim under or in respect of this Agreement or any provision hereof.
IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first hereinabove set forth.

SELLER STAR RELOCATION NETWORK ALLIANCE, INC., a Rhode Island Corporation

By:	/s/ David Arpin
Name:	David Arpin

Title:	President

PURCHASER: SMART MOVE, INC., a Delaware corporation
By:	/s/ Edward Johnson
Name:	Edward Johnson

Title:	CFO/Secretary

SCHEDULES AND EXHIBITS TO
AGREEMENT FOR PURCHASE AND SALE OF ASSETS
Exhibit “A” Contracts and Agreements
See attached lists and schedules covering “Broker Agreements,” “Carrier Agreements,” and “Forwarder Agreements”

Exhibit “B”
Purchase Price Allocation
[As appropriate for each party’s accounting treatment with respect to the nature of assets acquired]